Exhibit 10-b
                             EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is effective April 10, 2005 ("Agreement Date") by and between the following two parties:

     1. Care Recruitment Solutions International, Inc., a Florida corporation (collectively, "CRSI" or the "Company")

     2. Yitzchak ("Ytzik") K. Aranov, an individual residing in Kew Gardens, New York ("Executive").

                                   RECITAL

CRSI desires to obtain the services and employment of Executive and Executive wishes to provide such services in accordance with the terms and conditions provided herein.

                                 AGREEMENTS

In consideration of the Recital and Agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties intend to be bound to the following:

1) EMPLOYMENT. CRSI agrees to employ Executive and Executive agrees to be employed by and to serve CRSI, effective on the later of 1) May 1, 2005 , or 2) such time as the Company raises a minimum of $250,000.00 in investment capital, ("Effective Date"), on the terms and conditions set forth herein.

2) TERM. The Term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2008 ("Initial Term") unless extended. Commencing January 1, 2009 and on each such anniversary date thereafter, the Term automatically shall extend by one year ("Extended Term") unless six months prior thereto Executive has received written notice from CRSI that CRSI intends to terminate Executive upon the next anniversary date. The word "Term" in this Agreement includes both the Initial Term and the Extended Term.

3)   DUTIES.
     a)  Position and Duties.  Executive shall serve in a dual role, as:
         i)   CRSI's "Senior Vice President, International Operations" and
         ii) President of the World Nursing Corps ("WNC"), a wholly-owned subsidiary of CRSI

     b) Executive shall have such responsibilities, duties and authority consistent with the above positions and shall report directly to CRSI's Chairman & CEO.

     c) Executive shall become a Member of the Board of Directors of CRSI and WNC and will be covered by the Company in an appropriate amount, with Officer's & Director's Liability Insurance.

     d) Executive shall devote substantially all of his working time to the business and affairs of CRSI and its affiliates and subsidiaries. The Executive shall be allowed to complete any and all obligations in respect of the Executive's accountability to his prior businesses namely, Ash Capital Partners, Inc., NutraDesign, Inc. and any other prior businesses or interests of the Executive.

     e) Indemnification. CRSI shall indemnify Executive, to the fullest extent permitted by law and CRSI's articles of incorporation and bylaws, for all amounts (including without limitation judgments, fines, settlement payments, losses, damages, costs and expenses, including reasonable attorneys' fees), incurred or paid by Executive in connection with any action, suit, investigation or other proceeding, arising out of, or relating to, this Agreement, Executive's employment with CRSI or performance of services for CRSI, or his acting as a fiduciary of any CRSI employee benefit plan, program or arrangement or as a director, officer or employee of CRSI or any of its subsidiaries or related companies. This provision shall remain in effect following termination of Executive by CRSI until all potential claims are barred. CRSI shall provide adequate liability insurance coverage for Executive on the same terms and conditions as that being provided for any other CRSI director and officer during the Term and for five years following termination.

4) LOCATION. Executive shall work primarily from a CRSI office in New York, NY, USA, or at such other mutually agreeable principal executive office.

5)   COMPENSATION AND RELATED MATTERS.

     a)  INITIAL STOCK COMPENSATION.

         i) Initial Stock Package. Upon signing of this Agreement, CRSI shall issue to Executive an amount of Common Shares of CRSI equal to three percent (3%) of the currently Issued and Outstanding shares of Common Stock of CRSI on the Effective Date ("Initial Shares"). In the event CRSI is on the Effective Date, or becomes, a publicly-listed company, the company shall register the Initial Shares with the Securities and Exchange Commission ("SEC") pursuant to an SB.2 registration statement, or pursuant to other mutually agreeable forms of stock registration, with full piggyback registration rights. Stock issued to Executive pursuant to this arrangement will be at no cost to Executive.

        ii) Performance Stock Package. CRSI shall issue to Executive a one-time amount of Common Shares of CRSI equal to one point ninety-nine percent (1.99%) of the then Issued and Outstanding shares of Common Stock of CRSI ("Performance Shares") at such time that CRSI, inclusive of all its subsidiaries and acquisitions, have collectively achieved aggregate, consolidated Year-to-Date Revenues of at least
              US $6.6 Million. If at such time CRSI is a public corporation, CRSI will issue Performance Shares to Executive and register them with the Securities and Exchange Commission ("SEC") pursuant to an SB.2 registration statement, or pursuant to other mutually agreeable forms of stock registration, with full piggyback registration rights. Stock issued to Executive pursuant to this arrangement will be at no cost to Executive.

     b)  ANNUAL COMPENSATION.

         i) Base Salary. CRSI shall pay to Executive an initial annual base salary at a rate not less than $175,000.00 ("Salary"), to be paid in accordance with CRSI's salaried employee policies. CRSI will increase this salary at the rate of 12% per year on each anniversary date of the Effective Date. Salary is expected to cover Executive's family portion of Health Care Insurance.

         ii) Annual Bonus. CRSI shall pay to Executive an annual bonus payment equal to an amount to-be-defined prior to the end of each calendar year throughout the Term of this Agreement, to be paid by March 31 following the end of the fiscal year for which the bonus is calculated. CRSI shall pay the bonus in cash, CRSI's common stock or a combination of both, at the election of Executive. If the bonus is paid in common stock of CRSI and CRSI is a public entity, the company shall register the stock with the Securities and Exchange Commission ("SEC") pursuant to an SB.2 Registration or a mutually agreeable form of stock registration, with full piggyback registration rights, within 2 weeks of issuing the stock to the executive. Stock issued to Executive pursuant to this bonus arrangement will be at a 50% discount to the BID price of CRSI common stock price for the preceding 30 days.

     c) STOCK OPTIONS. CRSI will offer to Executive the opportunity to participate in its executive employee stock option programs. The opportunity for Executive shall be exercisable at a purchase price equal to the closing bid price of CRSI common shares on the date of the grant(s) and shall be exercisable anytime during the period of ten years following the date of the grant(s).

     d) SALES COMMISSIONS. CRSI will pay Executive Business Development Fees when either 1) Executive identifies a Health Care organization or a full- or part-time position that the Company places a professional into, and 2) when Executive identifies a Health Care individual that the Company places into a paying position (collectively, "Introduced Placements"), as follows:

         i) One-time Placement Fees - an amount equal to one and one-half percent (1.5%) of any one-time placement fees for the above-mentioned Introduced Placements, for a period of three (3) years

         ii) Per-Diem Fees - an amount equal to one and one-half percent (1.5%)of all fees received by the Company as payment for all services generated by the above-mentioned Introduced Placements for a period of three (3) years

         iii) Member Fees - an amount equal to one and one-half percent (1.5%) of all fees received by the Company from Nurses and/or Medical personnel sourced by Consultant for services rendered by the Company to the individuals, including, but not limited to, credit card fees, membership fees, travel arrangement fees, mortgages, purchases, etc., for a period of three (3) years

     e) OTHER BENEFITS. Executive shall be entitled to participate in all other current and future CRSI employee benefit plans, programs and arrangements that apply to CRSI's executive or general employees.

     f) VACATIONS AND OTHER LEAVES. Executive shall be entitled to 1) an aggregate paid vacation of not less than six weeks and five personal leave days for each twelve-month period of the Term, and
         2) paid holidays in accordance with CRSI policy covering executive employees.

     g) EXPENSES. Executive shall be reimbursed within ten business days for all reasonable and customary expenses incurred by Executive in performing services hereunder, including all expenses of travel and accommodations while conducting CRSI business.

6)   TERMINATION BY CRSI.

     a)  DEATH. Executive's employment shall terminate upon his death.

     b) DISABILITY. Executive's employment shall terminate if, as a result of Executive's incapacity due to physical or mental illness, Executive is absent from his duties on a full time basis for an entire period of twelve consecutive months and he does not return to such duties within thirty days after his receipt of written notice hereof.

     c) CAUSE. CRSI may terminate Executive's employment thirty days from Executive's receipt of notice in reasonable detail of the following:

         i)   Conviction of a felony.

         ii) Gross misconduct that did not cease within ten business days after Executive's receipt of written notice from CRSI of the specific conduct at issue and a demand to rectify the conduct.

         iii) Willful misconduct that is intended to and does have a material adverse impact on CRSI.

7) DISPUTE. If Executive notifies CRSI within thirty days after receipt of a notice of termination that a dispute exists concerning the termination, the termination shall be abated and Executive shall be entitled to receive the compensation defined in Paragraph 5 hereof until the dispute is finally resolved.

8)   TERMINATION BY EXECUTIVE.

     a) Executive may terminate his employment voluntarily upon thirty days' prior written notice to CRSI.

     b) Executive may terminate his employment immediately for the following:

         i) CRSI's material breach of this Agreement that is not cured within ten business days of its receipt of notice from Executive of the specific conduct at issue and a demand to rectify the conduct.

         ii)  Diminution of Executive's title or authority.

         iii) After a "Change in Control", which occurs when any of the following occurs:

              (a) (a) Any "person" (as used in Paragraphs 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as used in Rule 13d-3 thereunder), directly or indirectly, of CRSI securities representing 30% or more of the combined voting power of CRSI's then outstanding voting securities.

             (b) Upon a reorganization, merger or consolidation where the shareholders owning CRSI voting shares prior thereto do not own 50% of CRSI voting shares immediately thereafter.

             (c) CRSI shareholders approve a plan of complete liquidation of CRSI or an agreement for the sale or disposition by CRSI of all or substantially all of its assets.

9)   COMPENSATION UPON TERMINATION.

     a)  DISABILITY.

         i) CRSI shall pay to Executive (1) all unpaid amounts to which Executive is entitled as of the termination date within ten business days of that date and (2) all other unpaid amounts under any compensation or benefit plan or program in accordance with the terms of the applicable plan or program (collectively, "Accrued Obligations").

         ii) CRSI shall pay Executive an amount equal to one and one-half (1.5) times the sum of (1) Executive's annual base salary at the rate in effect on the date of termination and (2) the average of the annual bonuses earned by Executive in the three fiscal years ended immediately prior to the date of termination, in eighteen equal consecutive monthly installments beginning on the date of termination ("Severance Payments").

         iii) CRSI shall maintain in force for a period of two (2) years following the date of termination the same medical, dental, life, directors and officers and all other insurance coverage as existed immediately prior to the date of termination ("Insurance Coverage").

     b) DEATH. If employment is terminated by death, CRSI shall pay the Accrued Obligations and the Severance Payments to the representative of Executive's estate.

     c) CAUSE. If employment is terminated for a cause as set forth in Paragraph 6(c), CRSI shall in any event pay the Accrued Obligations and all unexercised stock options previously awarded to Executive. If any amount is deemed by CRSI to be payable to the company as a result of an activity which precipitated the Executive's termination for cause, such amount shall:

         i) Be offset against any amounts due Executive from the payment of Accrued Obligations and,

         ii) Be placed in escrow until such time that the matter is resolved between the parties.

     d) CHANGE OF CONTROL. If employment is terminated either following a Change in Control or while a Potential Change in Control (defined below) is pending, CRSI shall pay, in addition to Accrued Obligations and Insurance Coverage, a Change in Control Severance Payment to be paid in a lump sum within five business days after the date of termination in an amount equal to the sum of the Executive's base salary at the rate in effect as of the date of termination and the average of the annual bonuses earned by the Executive in the three fiscal years ended immediately prior to the date of termination, multiplied by three. The Executive has the option of receiving this payment in cash or CRSI stock or any combination thereof. If the Executive elects to accept CRSI stock in payment of amounts due him, such stock shall be valued at a 50% discount to the average closing bid price for the thirty
         (30) trading days immediately prior to the payment date. A "Potential Change in Control" occurs when any of the following has occurred:

         i) CRSI enters into an agreement, the consummation of which would result in the occurrence of a Change in Control.

         ii) CRSI or any Person (defined in Paragraph 7 hereof) publicly announces an intention to take or to consider taking actions that if consummated would constitute a Change in Control.

         iii) Any such Person becomes the Beneficial Owner (defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CRSI representing 20% or more of either the then outstanding shares of CRSI common stock or the combined voting power thereof.

         iv) The Board adopts a resolution that a Potential Change in Control has occurred.

     e) OTHER TERMINATION. If employment is terminated for any other reason, CRSI shall pay the Accrued Obligations and Severance Payments and shall provide Executive with outplacement services commensurate with his position.

10)  ANY TERMINATION OTHER THAN CAUSE.

     i) Executive or his representative shall be entitled to immediate exercise of all outstanding stock options for a period of one year following the date of termination.

     ii) Unvested stock options shall immediately become fully vested and exercisable for a period of one year and any unvested restricted shares shall become fully vested.

    iii) CRSI shall pay Executive, at the same time that bonuses are paid to other CRSI executives, a bonus payment equal to the previously described Bonus for Executive for such fiscal year, pro-rated to reflect the number of days of employment in such fiscal year through and including the date of termination.

     iv) If Executive so elects, CRSI shall purchase within ten
         (10) business days all of Executive's shares, options, warrants and any other rights relating to CRSI public or private stock at the closing bid price on the date of Executive's election.

11)  DEFERRED LIABILITY

     a) Executive and CRSI agree that, if during the Term hereof, Executive continues to perform his duties and accepts a lower base salary, bonus or benefits all as defined in Paragraph 5 above in order to conserve cash for CRSI, the difference between such amount due to Executive in accordance with this agreement and amounts actually received by him shall be recorded as a liability ("Deferred Liability") of CRSI and shall remain a liability of CRSI until paid. Executive has the right to accept cash, CRSI stock or CRSI stock options or any combinations thereof in payment of this Deferred Liability. If Executive agrees to accept CRSI stock in full or partial payment of this Deferred Liability due him, the CRSI stock shall be valued at the average closing bid price for the thirty (30) trading days immediately prior to the payment date less a discount of 50%. If Executive agrees to accept CRSI stock options in full or partial payment of this Deferred Liability due him, the CRSI stock options shall be purchased at the higher of:

         i) the lowest price offered by the Company to any employee or third party within the past twelve (12) months prior to the payment date, or

         ii)  $.01 per share.

12)  NON-SOLICITATION; NONCOMPETE.

     a)  Executive shall not during the Term:

         i) Solicit CRSI executive employees with the intent of inducing them to leave CRSI. (unless following a Change in Control).

         ii) Engage in a business that is in direct competition with CRSI without CRSI's prior written consent, which consent shall not unreasonably be withheld, provided that Executive may engage in investment banking and passive investment activities, and may also (1) engage in noncompetitive businesses of an entity that also operates a business that is in competition with CRSI and (2) serve as an outside director of an entity that operates a business that is in competition with CRSI, if the competitive business does not account for more than 10% of the consolidated revenues of such entity.

13)  PROTECTION OF CONFIDENTIAL INFORMATION.

     a)  Executive shall during the Term and for one year thereafter:

         i) Keep secret all confidential CRSI information that is not otherwise in the public domain.

         ii) Disclose such information only to those to whom disclosure is reasonably necessary or appropriate in connection with the performance of his duties for CRSI or in compliance with legal process.

         iii) Deliver to CRSI on termination of employment all memoranda, notes, records, customer lists, reports and other documents (and all copies thereof) in his possession that contain confidential CRSI information that was obtained while employed by CRSI.

     b) CRSI has the right to have such provisions specifically enforced by a court because a breach or threatened breach of these provisions will cause irreparable injury to CRSI that money damages cannot adequately remedy.

14)  SUCCESSORS; BINDING AGREEMENT.

     a)  This Agreement is not assignable.

     b) CRSI will require any successor expressly to assume this Agreement. The failure to so assume is a material breach under Paragraph 6d.

     c) This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees, to whom any amounts payable to Executive hereunder shall be paid in accordance with the terms of this Agreement.

15) ARBITRATION. The parties shall settle all disputes related to this Agreement by good faith mediation and, failing that, by binding arbitration under the rules of the American Arbitration Association in New York, NY. Arbitration must be initiated within one year of the conduct or omission giving rise to the claim or the claim is barred. No punitive or similar damages may be awarded. CRSI shall advance the arbitration costs and the prevailing party may seek reimbursement from the other party of its fees and expenses in arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

16) NOTICE. Notices shall be in writing and shall be delivered by any means by which delivery is verified to the following addresses:

     a)      If to CRSI:

             Care Recruitment Solutions International, Inc
             Administration and Executive Division
             1200 West Penn Grant Rd
             Lancaster, PA 17603

             Attention: Chairman of the Board

     b)      If to Executive:

             Yitzchak ("Ytzik") K. Aranov
             85-04 122nd Street
             Kew Gardens, NY 11415

17)  MISCELLANEOUS.

     a)  This Agreement may be amended if in writing signed by both parties.

     b) A waiver of any breach hereof shall not be deemed a waiver of the same or other provisions.

     c) This Agreement sets forth the entire agreement of the parties with respect to its subjects and there are no agreements with respect to the subject matter hereof that are not set forth expressly in this Agreement.

     d) This Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

     e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     f) This Agreement may be executed in one or more counterparts and by facsimile signature each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


IN WITNESS WHEREOF, the parties have executed this Agreement as set forth below.


For CRSI:

By:  /s/ Jeremy P. Feakins
     ----------------------

Print name and title:

Jeremy P. Feakins,
Chairman, President & CEO


For EXECUTIVE:


By:  /s/ Yitzchak ("Ytzik") K. Aranov
     --------------------------------
     Yitzchak ("Ytzik") K. Aranov

                                    [End]